Exhibit 99.1
NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc. Names Steven Campbell to Board of Directors

MAUMEE, OHIO, October 26, 2022 – The Andersons, Inc. (Nasdaq: ANDE) has named Steven Campbell to the company's board of directors, effective December 1, 2022.

Mr. Campbell served as Head of North America Grain and Group Executive Vice President at Louis Dreyfus where he retired in 2017. He has held various leadership positions, including as President and CEO of Louis Dreyfus Commodities Grain Merchandising LLC, where he oversaw all grain trading and operations in North America. He also served as a Vice President with Archer Daniels Midland (ADM), and as manager, natural gas trading at American Electric Power (AEP) where helped AEP establish a trading presence in the energy markets.

His involvement in industry organizations include serving as Chairman, Kansas City Board of Trade, First Vice Chairman on the North American Export Grain Association’s Board of Directors and holding a position on the Commodity Markets Council Board of Directors. In addition, he is a guest lecturer at Auburn University, speaking on the field of commodity trading. Mr. Campbell received his Bachelor of Science and Master of Science in Agricultural Economics from Oklahoma State University.

“Steve’s extensive 30-year ag industry career coupled with his leadership experience makes him an excellent addition to our board of directors,” said Chairman Mike Anderson. “We are very pleased to welcome him and look forward to the contributions he will bring.”

About The Andersons, Inc.
The Andersons, Inc., celebrating 75 years of service and named to Forbes® lists of America's Best Employers for 2022 and Best Employers for Diversity 2022 as well as America's Most Trusted Companies 2022 by Newsweek®, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and plant nutrient sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.